UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 31, 2017

SENSE TECHNOLOGIES INC.
(Exact name of registrant as specified in its charter)

000-29990
(Commission File Number)

British Columbia	90010141
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

2535 N. Carleton Avenue, Grand Island, NE  68803
 (Address of principal executive offices) (Zip Code)

(303) 381-1355
Issuer’s telephone number

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02          Results of Operations and Financial Condition

On May 30, 2017 Sense Technologies Inc. (the "Company") announced that Sense Natural Products, Inc. which operates a unique all-natural soybean crush mill in Scribner, Nebraska, entered Tyson Foods, Inc.-sponsored trials to determine the ileal amino acid digestibility of its unique soybean meal known as xMeal.  Once these trials are complete, it will move into production trials to determine how much additional performance can be achieved with xMeal versus standard solvent soybean meal (SBM).

xMeal has performed exceptionally well in real world trials and empirical studies, and it has achieved significant results for its growers. Both poultry and swine growers have reduced the need for antibiotics, reduced death loss, improved feed efficiency, and improved average daily gain.  xMeal has provided higher energy content per delivered pound, and is delivering a concentrated product that has around half of the moisture content (waste) of similar products.  These ongoing trials have demonstrated significant health benefits, which have resulted in increased profitability for the growers that use xMeal.

Sense Natural Products also produces a premium soybean oil.  This is a proprietary process that creates a 99.5% pure unrefined raw degummed soybean oil.  Because the oil is never refined, the health properties that remain in the oil have shown significant benefits, including reduced death loss and greater feed conversion, all the while saving the grower delivery costs and reducing waste.  The caloric density associated with its purity meets or exceeds that of refined oils, but contains many more heat-sensitive nutrients than usually found in refined oils.

On May 30, 2017, the Company issued a news release entitled “Tyson Foods, Inc. sponsors trial of Sense Natural Products, Inc.'s xMeal”.  A copy of the news release is attached to this report as Exhibit 99.1 and incorporated herein by reference.

Item 9.01          Financial Statements and Exhibit

99.1	News release dated May 30, 2017

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Sense Technologies Inc.
Date	May 31, 2017	(Registrant)
/s/ Bruce Schreiner
Bruce Schreiner, President